Exhibit 10.3

FORM OF PERFORMANCE SHARE AND RESTRICTED SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AND RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), made as of January 18, 2011 (the “Grant Date”), by and between The Wet Seal, Inc. (the “Company”) and Susan P. McGalla (“Participant”), evidences the granting by the Company of stock awards of Performance Shares (as defined below) and Restricted Shares (as defined below) to Participant and Participant’s acceptance of the Performance Shares and the Restricted Shares. All capitalized terms not defined herein shall have the meaning ascribed to them in The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”).

The Company and Participant agree as follows:

1.	Performance Shares and Restricted Shares Grants.

1.1 The Company hereby grants, as of the Grant Date, to Participant, in the aggregate, an award of 1,000,000 shares of the Company’s Class A common stock, $0.10 par value per share (the “Common Stock”), which shall be subject to the performance-based and time-based vesting terms and conditions set forth in Section 2.1 (the “Performance Shares”).

1.2 The Company hereby grants to Participant as of the Grant Date, in the aggregate, an award of Five Hundred Thousand (500,000) shares of Common Stock, all of which shall be subject to the time-based vesting terms and conditions set forth in Section 2.2 (the “Restricted Shares”).

1.3 (a) The Performance Shares and the Restricted Shares (collectively, the “Award Shares”) shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to reflect the restrictions applicable to such Award Shares. Notwithstanding the foregoing, if any certificate is issued in respect of the Award Shares at the sole discretion of the Committee, such certificate shall be registered in the name of Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award Shares, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE CLASS A COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE AWARD AGREEMENT DATED AS OF JANUARY 18, 2011, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

(b) If a certificate is issued with respect to any Award Shares, the Committee may require that the certificate evidencing such Award Shares be held in custody by the

Company until the restrictions thereon shall have lapsed and that Participant shall have delivered a stock power, endorsed in blank, relating to the Award Shares covered by such Award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the Award Shares from the restrictions applicable to such Award Shares, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to Participant (or her legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend, except as otherwise provided by the Plan, this Agreement or applicable law.

(c) During the period following the grant of the respective Award Shares hereunder, Participant shall have the right to receive dividends on and to vote the respective Award Shares while they are subject to restriction, except as otherwise provided in the Plan.

(d) If the Award Shares are forfeited, in whole or in part, Participant will assign, transfer and deliver any evidence of the Award Shares to the Company and cooperate with the Company to reflect such forfeiture. By accepting these Award Shares, Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against Participant issued by any court having jurisdiction.

1.4 (a) The issuance of the Award Shares is made in consideration of the services rendered to the Company by Participant as Chief Executive Officer of the Company, pursuant to that certain Employment Agreement, dated as of January 11, 2011, between the Company and Participant (the “Employment Agreement”). The Company acknowledges that the Award Shares are issued pursuant to the authority of the Board.

(b) The Award Shares shall be subject to the terms and conditions of the Plan, provided that to the extent there is conflict between the Plan and this Agreement, this Agreement shall control.

1.5 Except as provided in the Plan or this Agreement, prior to vesting as provided in Section 2 of this Agreement, the Award Shares will be forfeited by Participant and all of Participant’s rights to such Award Shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Award Shares made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.

2.	Vesting.

2.1	Vesting of Performance Shares; Acceleration.

(a)(i) On or following the first anniversary of the Grant Date, Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) Performance Shares shall vest and all forfeiture conditions thereon shall lapse if, at any time on or following the Grant Date through the third anniversary thereof, the thirty (30)-day volume weighted average share price of the Company’s Class A Common Stock (the “30-Day Average”) equals or exceeds $4.60 per share (the “Tranche 1 Share Appreciation Target”).

(ii) On or following the second anniversary of the Grant Date, Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) Performance Shares shall vest and all forfeiture conditions thereon shall lapse if, at any time on or following the first anniversary of the Grant Date through the third anniversary thereof, the 30-Day Average equals or exceeds $5.80 per share (the “Tranche 2 Share Appreciation Target”).

(iii) On or following the third anniversary of the Grant Date, Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (333,334) Performance Shares shall vest and all forfeiture conditions thereon shall lapse if, at any time on or following the second anniversary of the Grant Date through the third anniversary thereof, the 30-Day Average equals or exceeds $7.00 per share (the “Tranche 3 Share Appreciation Target”).

(b) Notwithstanding the foregoing, if Participant’s employment with the Company is terminated:

(i) as a result of her death;

(ii) due to her Disability (as defined in the Employment Agreement);

(iii) by the Company without Cause (as defined in the Employment Agreement); or

(iv) by Participant for Good Reason (as defined in the Employment Agreement);

(A) all of her then unvested Performance Shares that would have vested on the next vesting date immediately following the Date of Termination (as defined in the Employment Agreement) shall vest provided that the applicable Share Appreciation Target for such vesting period is achieved prior to the Date of Termination and (B) fifty percent (50%) of her remaining unvested Performance Shares shall vest provided that the respective Share Appreciation Target is achieved prior to the Date of Termination, calculated in each case in accordance with the 30-Day Average but with the relevant measurement period ending on the Date of Termination.

(c) Notwithstanding the foregoing or the terms of the Plan to the contrary, to the extent the consideration per share payable to the Company’s stockholders at the closing of a transaction resulting in a Change of Control (as defined in the Employment Agreement) is equal to or exceeds one hundred twenty percent (120%) of the Share Appreciation Target of any tranche or tranches of Performance Shares, such tranche or tranches of Performance Shares shall vest in full simultaneously with the closing of the Change of Control transaction. For the avoidance of doubt, in the event that the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction is less than one hundred twenty percent (120%) of the Share Appreciation Target of any tranche or tranches of Performance Shares, Executive shall no longer be entitled to the accelerated vesting of such tranche or tranches of Performance Shares under this Section 2.1(c). Notwithstanding the foregoing,

Executive shall continue to be entitled to the accelerated vesting rights with respect to the Performance Shares set forth in Section 2.1(b).

(d) If any of the Performance Shares granted hereunder are still outstanding as of the third anniversary of the Grant Date and have not otherwise vested after giving effect to the vesting provisions of this Section 2.1 as of 5:00 p.m. (local time in California on such date), the unvested Performance Shares shall automatically be forfeited without the payment of any consideration to Participant.

(e) Except as otherwise provided herein, if Participant ceases to be in Continuous Service of the Company as Chief Executive Officer at any time and for any reason prior to the vesting of the Performance Shares or notifies the Company of her intention to cease her Continuous Service (other than in the case of a termination for Good Reason), all unvested Performance Shares shall automatically be forfeited without the payment of any consideration to Participant upon such cessation of service.

2.2	Vesting of Restricted Shares; Acceleration.

(a) The Restricted Shares shall vest in the following manner: (i) Sixty-Six Thousand Six Hundred Sixty-Six (66,666) Restricted Shares shall vest on the first anniversary of the Grant Date, (ii) Sixty-Six Thousand Six Hundred Sixty-Six (66,666) Restricted Shares shall vest on the second anniversary of the Grant Date, (iii) Sixty-Six Thousand Six Hundred Sixty-Six (66,666) Restricted Shares shall vest on the third anniversary of the Grant Date, and (iv) Three Hundred Thousand Two (300,002) Restricted Shares shall vest on August 8, 2014 at the expiration of the Term; subject, in the case of (i), (ii), (iii) and (iv), to Participant serving as Chief Executive Officer of the Company on each of the respective dates.

(b) Notwithstanding the foregoing, if Participant’s employment with the Company is terminated as a result of any reason set forth in Section 2.1(b)(i) through (iv), (i) all of the Restricted Shares that would have vested on the next vesting date immediately following the Date of Termination shall vest as of such date, and (ii) fifty percent (50%) of the remaining Restricted Shares shall vest as of the Date of Termination.

(c) Notwithstanding the foregoing, if Participant’s employment with the Company is terminated on or within one hundred eighty (180) days following a Change of Control, by the Company without Cause or by Participant for Good Reason, Participant shall be entitled to vesting in full of her then unvested Restricted Shares that would have vested on the next vesting date immediately following the Date of Termination and the vesting of fifty percent (50%) of her remaining unvested Restricted Shares, provided, however, that if the consideration per share payable to the Company’s stockholders at the closing of the Change of Control transaction equals or exceeds $5.50, the Participant shall be entitled to the vesting in full of her then unvested Restricted Shares.

(d) Except as otherwise provided herein, if Participant ceases to be in Continuous Service of the Company as Chief Executive Officer at any time and for any reason prior to the vesting of the Restricted Shares or notifies the Company of her intention to cease her Continuous Service (other than in the case of a termination for Good Reason), all unvested

Restricted Shares shall automatically be forfeited without the payment of any consideration to Participant upon such cessation of service.

3.	Company; Participant.

3.1 The term “Company” as used in this Agreement with reference to service shall include the Company and its Subsidiaries, as appropriate.

3.2 Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

4. Adjustments. The Award Shares may be adjusted as provided for in Section 12 of the Plan and the Committee shall not exercise any discretion under Section 10.4 of the Plan to reduce Participant’s Award Shares hereunder.

5. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Award Shares to Participant hereunder, if the exercise thereof or the issuance or transfer of such Award Shares shall constitute a violation by Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Award Shares upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

6. No Right to Continuous Service. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of or discharge Participant at any time for any reason whatsoever, with or without Cause. The Participant acknowledges and agrees that the vesting of the Performance Shares and the Restricted Shares granted hereunder are premised upon Participant’s provision of future services to the Company as Chief Executive Officer and such Performance Shares and Restricted Shares shall not accelerate upon her termination of Continuous Service as Chief Executive Officer for any reason, except as specifically provided herein.

7. Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

7.1 The Participant acknowledges that there may be adverse tax consequences upon the vesting of the Award Shares or disposition of the Award Shares once vested, and that Participant should consult a tax adviser prior to such time.

7.2 The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company to effectuate the terms of this Agreement.

8. Registration. The Company hereby agrees to register the Award Shares as promptly as practicable after the granting of the respective Award Shares on Registration Statements on Form S-8 and Form S-3, as the case may be (or any successor to Form S-8 or Form S-3, as applicable), or to the extent not available, on any similar short-form registration statement.

9.	Taxes.

9.1 The Participant agrees that, subject to Section 9.2 below, no later than the date as of which the respective restrictions on each of the Performance Shares and Restricted Shares shall lapse with respect to all or any of the Performance Shares or Restricted Shares, as the case may be, covered by this Agreement, Participant shall pay to the Company (by check or wire transfer) any federal, state or local income and employment taxes of any kind required by law to be withheld, if any, with respect to the Performance Shares or Restricted Shares for which the restrictions shall lapse; provided that Participant may elect to satisfy this withholding obligation by having the Company withhold from Participant the number of Restricted Shares or Performance Shares, as applicable, having a Fair Market Value equal to the tax withholding obligation in respect of the Performance Shares or Restricted Shares that vest (but no more than the minimum amount of shares required to be withheld by the Company that can be satisfied through the withholding of the shares). The Company shall, to the extent permitted by law and Section 409A of the Internal Revenue Code, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Shares and Restricted Shares.

9.2 With respect to the grant of Award Shares hereunder, if Participant properly elects (within thirty (30) days of the Grant Date) to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of such Award Shares as of the date on which such Award Shares were granted pursuant to Section 83(b) of the Code, Participant shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Award Shares. If Participant fails to make such payments, the Company or its affiliates shall, to the extent permitted by law and Section 409A of the Internal Revenue Code, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Award Shares.

10.	Notices.

(a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Participant, at the most recent address listed in the Company’s records.

with a copy to:

Francis A. Muracca, II

Jones Day

One Mellon Center

500 Grant Street, Suite 4500

Pittsburgh, PA 15219-2514

Facsimile No.: (412) 394-7959

(b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name:
Title:

PARTICIPANT

Susan P. McGalla

(Signature page to Award Agreement)